Exhibit 99.1

Contact:	William F. Burke
Douglas E. Moisan (978) 681-7500

E-Mail Address: investorinfo@firstessex.com

First Essex Bancorp, Inc. Announces Earnings for 2003

Andover, MA January 14, 2004 – (NASDAQ: FESX) First Essex Bancorp, Inc. today reported that net income for the year ended December 31, 2003 was $17.9 million or $2.21 per diluted share as compared to $20.5 million or $2.57 per diluted share for the same period in 2002. Net income for the three months ended December 31, 2003 was $2.8 million or $0.34 per diluted share as compared to $5.0 million or $0.63 per diluted share for the same period of 2002.

Leonard A. Wilson, First Essex’s Chairman and Chief Executive Officer, stated “The merger with Sovereign Bank is moving ahead with an expected closing date of February 6, 2004.  As noted further on, the fourth quarter’s results included some substantial charges associated with the merger. Lastly, I would like to thank shareholders and the board of directors for their support, but most importantly, my fellow employees for their extraordinary work and commitment in building the value of the franchise.”

Total loans increased 8% or $84.6 million to $1,199 million at December 31, 2003 from $1,114 million at December 31, 2002. Total deposits decreased $105.8 million or 8% to $1,275 million at December 31, 2003 from $1,381 million at December 31, 2002. Time deposits decreased $96.6 million or 16% and savings and transaction accounts decreased $9.2 million or 1% since December 31, 2002.

Non-performing assets totaled $4.2 million or .24% of total assets at December 31, 2003 as compared to $4.3 million or .24% of total assets at December 31, 2002. Net charge-offs were $3.3 million and $8.3 million for the three months and year ended December 31, 2003, respectively, as compared to $1.8 million and $6.4 million for the same periods of 2002. The provision for loan losses was $3.0 million and $8.8 million for the three months and year ended December 31, 2003, respectively, as compared to $1.8 million and $8.0 million for the comparable periods of 2002. At December 31, 2003 the reserve for loan losses was $15.0 million or 1.25% of total loans as compared to $14.5 million or 1.27% December 31, 2002.

Net interest income increased 8% or $1.3 million to $16.8 million for the three months ended December 31, 2003 versus $15.6 million for the same period of 2002. Net interest income increased 4% or $2.6 million to $65.3 million for the year ended December 31, 2003 as compared to $62.7 million for the same period of 2002. Net interest margin was 4.12% and 3.96% for the three months and year ended December 31, 2003, respectively, as compared to 3.73% and 3.90% for the comparable periods of 2002.

Non-interest income decreased $336 thousand or 12% and $75 thousand or less than 1% for the three months and year ended December 31, 2003 as compared to the same periods of 2002.  The decrease in the fourth quarter is primarily attributable to the reduction in gains recognized on sales of mortgage loans. Non-interest expenses increased $3.0 million or 34% and $4.7 million or 14% for the three months and year ended December 31, 2003 as compared to the same periods of 2002. This increase is primarily attributable to approximately $318 thousand and $1.4 million in legal and investment banking fees associated with the pending acquisition of First Essex Bancorp, Inc. recognized during the three months and year ended December 31, 2003. Additionally, the Company recognized $3.3 million in benefits costs related to a change in supplemental pension benefits as a result of the pending merger in the fourth quarter of 2003.

First Essex Bancorp, Inc. is the holding company for First Essex Bank, Lawrence, Massachusetts.  First Essex Bank has eleven full-service banking offices in northern Massachusetts and nine in southern New Hampshire.  At December 31, 2003, the Company had total assets of $1.7 billion and deposits of $1.3 billion.  Deposits at First Essex Bank are insured up to the applicable limits by the FDIC, and all deposits in excess of the FDIC limits are insured in full by the additional coverage provided by the Depositors Insurance Fund.  Customers and investors can access First Essex Bancorp, Inc. products, special offers and financial information, as well as communicate via e-mail through the Internet using our site address of http://www.firstessex.com.

On June 13, 2003, First Essex Bancorp, Inc. and Sovereign Bancorp, Inc. jointly announced the execution of a definitive agreement for Sovereign to acquire First Essex. Under terms of the agreement, each share of First Essex common stock will be exchanged for $48.00 in cash or 2.9250 shares of Sovereign common stock, subject to an election and allocation process that is currently ongoing. The merger remains subject to approval by various regulatory agencies. The transaction is expected in close in the first quarter of 2004.

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

First Essex Bancorp, Inc.

Consolidated Financial Highlights

	December 31, 2003	December 31, 2002
	(Dollars in thousands, except per share amounts)

Total Assets	$1,739,648	$1,775,930
Loans, net	1,198,883	1,114,258
Investments	404,926	346,386
Deposits	1,274,850	1,380,637
Borrowed Funds	251,660	207,408
Stockholders’ Equity	173,385	143,926
Book Value Per Share	20.71	18.79
Capital to Assets Ratio	9.97%	8.10%

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
	(Dollars in thousands, except per share amounts)
Interest and dividend income	$24,121	$25,879	$97,986	$105,930
Interest expense	7,278	10,295	32,673	43,221
Net interest income	16,843	15,584	65,313	62,709
Provision for loan losses	3,018	1,812	8,832	8,048
Net interest income after provision for loan losses	13,825	13,772	56,481	54,661
Noninterest income:
Gain on sales of loans	221	481	1,666	1,594
Loan fees	234	267	1,058	1,001
Other income	2,004	2,047	8,085	8,289
Total noninterest income	2,459	2,795	10,809	10,884
Noninterest expenses:
Salaries and employee benefits	7,630	4,654	21,464	18,264
Occupancy and equipment	1,220	1,163	5,055	4,814
Professional services	220	293	1,172	1,292
Information processing	729	753	2,954	3,030
Expenses, gains and losses on, and write downs of foreclosed assets	248	232	753	159
Amortization of intangible assets	310	339	1,299	1,401
Legal and investment banking fees associated with merger	318	—	1,376	—
Other	1,079	1,329	4,538	4,939
Total noninterest expenses	11,754	8,763	38,611	33,899
Income before provision for income taxes	4,530	7,804	28,679	31,646
Provision for income taxes	1,734	2,758	10,740	11,183
Net income	$2,796	$5,046	$17,939	$20,463

Earnings per share – basic	$.35	$.66	$2.31	$2.68
Earnings per share – diluted	$.34	$.63	$2.21	$2.57
Dividends declared per share	$.24	$.24	$.96	$.90
Weighted average shares outstanding – basic	7,921,540	7,656,298	7,780,632	7,626,173
Weighted average shares outstanding – diluted	8,122,374	8,042,853	8,110,260	7,973,524
Return on average assets	0.65%	1.13%	1.03%	1.20%
Return on average equity	7.14%	14.19%	11.84%	15.14%